Exhibit 99.1

PFSweb Acquires Digital Creative Agency LiveAreaLabs

- Acquisition Strengthens Agency Service Offering with Additional eCommerce Strategy, Design and User Experience Capabilities -

Allen, TX – September 23, 2014 – PFSweb, Inc. (NASDAQ: PFSW), a global provider of end-to-end eCommerce solutions, has completed the acquisition of LiveAreaLabs, a digital creative agency and eCommerce systems integrator.

Headquartered in Seattle, Washington, with an additional office in New York City, LiveAreaLabs specializes in creating flagship digital experiences and offers a range of agency services including strategy, branding, user experience design, visual design, copywriting, and interactive development. Over five years, LiveAreaLabs has earned a reputation for delivering complex eCommerce implementations, award-winning guided selling apps, and digital campaigns for some of the most respected brands in the fashion, beauty and active lifestyle industries.

Co-founded in 2009 by Neil Nylander and Mark Moskal, LiveAreaLabs employs approximately 50 professionals and is expected to have approximately $8 million of revenue in calendar year 2014. PFSweb expects the transaction to be accretive to its adjusted EBITDA.

As a result of the acquisition, PFSweb has increased its 2014 service fee equivalent revenue guidance to range between $131 million and $137 million, up from $129 million to $135 million. The company also reiterates its 2014 adjusted EBITDA outlook to range between $12 million and $14 million.

“The first step in our growth-through-acquisition strategy was to strengthen our technology service offering, which we accomplished with the purchase of REV Solutions earlier this month,” said Michael Willoughby, CEO of PFSweb. “The next step was to enhance our agency services solution, which we have now achieved with the addition of LiveAreaLabs.

“LiveAreaLabs significantly enhances our ability to create premium digital experiences for both current and prospective clients across the globe. In addition to expanding this higher-margin service offering, LiveAreaLabs supplements our technology services through our key partnership with Demandware. It also broadens our integration capabilities with the additional strategy, creative and user experience design support for hybris, Magento, WebSphere and Drupal, among other leading platforms. We look forward to leveraging the LiveAreaLabs breadth of services and strong management team, who are among the industry’s thought-leaders and pioneers of innovation.”

LiveAreaLabs will become a wholly owned subsidiary of PFSweb, and will operate under the name LiveAreaLabs, a PFSweb Company.

“Our passion for expressing the unique essence of brands through engaging digital experiences complements the PFSweb value proposition,” said Mark Moskal, Co-Founder and Executive Creative Director of LiveAreaLabs. “Our specialization will also allow PFSweb to target potential clients earlier in their corporate development cycle, as we are often a key contributor to a company’s brand strategy. We look forward to the opportunities ahead as we join a global organization,” added Neil Nylander, the agency’s Co-Founder and President.

For more information on LiveAreaLabs, please visit the company’s website at www.livearealabs.com.

About PFSweb

PFSweb, Inc. (NASDAQ: PFSW) is a global provider of end-to-end eCommerce solutions including digital agency and marketing services, technology development services, business process outsourcing services and a complete omni-channel technology ecosystem. The company provides these solutions and services to major brand names and other companies seeking to optimize every customer experience and enhance their traditional and online business channels, which include both direct-to-consumer and business-to-business sales channels. PFSweb supports organizations across various industries, including Procter & Gamble, L’Oreal, LEGO, Columbia Sportswear, Ricoh, Roots Canada Ltd., Diageo, BCBGMAXAZRIA, T.J. Maxx, the United States Mint, and many more. PFSweb is headquartered in Allen, TX with additional locations in Tennessee, Mississippi, Minnesota, Washington, New York, Canada, Belgium, India and the Philippines. For more information, please visit www.pfsweb.com or download the free PFSweb IR App on your iPhone, iPad or Android device.

Non-GAAP Financial Measures

This news release contains certain non-GAAP measures, including adjusted earnings before interest, income taxes, depreciation and amortization (adjusted EBITDA) and service fee equivalent revenue.

Adjusted EBITDA represents earnings (or losses) before interest, income taxes, depreciation, and amortization without the effect of stock-based compensation and acquisition related costs. Service fee equivalent revenue represents service fee revenue plus the gross profit earned on product revenue.

Adjusted EBITDA and service fee equivalent revenue are used by management, analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in our industry. The calculation of adjusted EBITDA eliminates the effect of stock-based compensation, acquisition related costs and the effect of financing, income taxes and the accounting effects of capital spending, which items may vary from different companies for reasons unrelated to overall operating performance. Service fee equivalent revenue allows client contracts with similar operational support models but different financial models to be combined as if all contracts were being operated on a service fee revenue basis.

PFSweb believes these non-GAAP measures provide useful information to both management and investors by focusing on certain operational metrics and excluding certain expenses to present its core operating performance and results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements

The matters discussed herein consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. PFSweb’s Annual Report on

Form 10-K for the year ended December 31, 2013 identifies certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the Annual Report of the Company and the Risk Factors described therein. PFSweb undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

Investor Relations:

Liolios Group, Inc.

Cody Slach or Sean Mansouri

Tel 1-949-574-3860

PFSW@liolios.com